As filed with the Securities and Exchange Commission on August 15, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Popular, Inc.
(Exact name of Registrant as specified in its charter)

Puerto Rico	66-0667416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Popular Center Building
209 Muñoz Rivera Avenue
San Juan, Puerto Rico	00918
(Address of Principal Executive Offices)	(Zip Code)
POPULAR, INC. PUERTO RICO NONQUALIFIED DEFERRED COMPENSATION PLAN
(Full title of the plan)

Jorge A. Junquera
Senior Executive Vice President
and Chief Financial Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(Name and address of agent for service)
(787) 765-9800
(Telephone number, including area code, of agent for service)

Copies to:
Brunilda Santos de Alvarez
Executive Vice President and Chief Legal Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate -	registration
Title of each class of securities to be registered	Registered (2)(3)	per unit	offering price(4)	fee (5)
Deferred Compensation Obligations (1)	$15,380,000	100%	$15,380,000	$604.43
Common Stock, par value $6.00 per share(1)	2,000,000 shares	$7.69 (5)	$15,380,000	N/A

(1)	The Deferred Compensation Obligations are general unsecured obligations of Popular, Inc. to pay deferred compensation in the future in conformity with the terms of the Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan (the “Plan”). Certain of such Deferred Compensation Obligations may be fulfilled at the option of the plan participant either in cash or in shares of Common Stock of the Registrant. Accordingly, reference is made in the above table to the maximum number of shares of Common Stock of the Registrant that may be issued in fulfillment of such Deferred Compensation Obligations.

(2)	In addition to the securities set forth in the table, the amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable under the Plan as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(3)	This Registration Statement also covers the associated rights to purchase fractional shares of preferred stock of the Registrant issuable pursuant to a Stockholder Protection Rights Agreement, dated as of August 13, 1998. Until the occurrence of certain prescribed events, none of which has occurred, the rights are not exercisable, are attached to the certificates representing the shares of Common Stock and will be transferred only with the shares of Common Stock.

(4)	Estimated solely for purposes of determining the registration fee.

(5)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $7.69 per share, which was the average of the high and low prices of the shares of Common Stock on August 11, 2008, as reported on the NASDAQ Stock Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and in the Note to Part I of Form S-8.

Part II —
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents previously filed with the Commission by Popular, Inc. (the “Company”) are incorporated by reference in this Registration Statement (other than any portion of such documents that is furnished rather than filed):
          a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
          b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;
          c) The Company’s Current Report(s) on Form 8-K filed with the Commission on of January 24, 2008, February 22, 2008, February 27, 2008, April 21, 2008, May 29, 2008 and July 18, 2008;
          d) The descriptions of the Company’s Common stock set forth in the Company’s Registration statement filed pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) and any amendment or report filed for the purpose of updating those descriptions.
     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Company’s Common Stock
     Not applicable. The Company’s Common Stock is registered under Section 12 of the Exchange Act.
     Deferred Compensation Obligations
     Under the Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan (the “Plan”) the Company will provide a select group of management and highly compensated employees of the Company and its affiliates the opportunity to defer a specified percentage of their cash compensation in excess of the amounts allowed to be deferred under the Popular, Inc. Puerto Rico Savings and Investment Plan and to provide for payment of discretionary deferred compensation to the employees of the Company and its affiliates. The Plan will provide several investment options, including the Company’s Common Stock. Distributions under the Plan may occur only upon a participant’s retirement or other separation of service from the Company and its affiliates (death or disability). The Plan also provides for financial hardship withdrawals. The Plan does not guarantee any minimum rate of return. At the option of a Participant, benefits under the Plan may be payable in the form of Company Common Stock.
     The choice of investment options available under the Plan will be determined by the Popular, Inc. Corporate Investment Committee (the “Investment Committee”). Participants will be permitted to choose amongst various investments in which their accounts may be deemed invested. The Investment Committee may change, add or eliminate notional investments at any time in its discretion and may limit the availability of one or more notional investments to any participants or group of participants.

     The obligations of the Company (the “Deferred Compensation Obligations”) under the Plan will be unsecured general obligations of the Company to pay the deferred compensation, adjusted as described above, in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in US dollars. Because the Company is a holding company, the right of the Company, and the rights of its creditors (including participants in the Plan), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by net capital requirements under the Exchange Act, and under the rules of certain exchanges and other regulatory bodies.
     The Company will constitute a trust (the “Trust”) to which it will transfer funds to assist it in the meeting of its liabilities under the Plan. The Trust shall be intended to be a “grantor trust,” of which the Company is the grantor. The corpus of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of participants and beneficiaries of the Plan as general creditors of the Company. Participants and Beneficiaries shall have no preferred claim to, or any beneficial ownership interest in, any assets of the Trust. Nothing in the Plan or the Trust will be construed to give a participant, beneficiary or any other person rights to any specific assets of the Company, its subsidiaries or affiliates. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of the Company’s insolvency or bankruptcy. All assets of the Trust shall be deemed general assets of the Company.
     Except as may otherwise be required by applicable law, the right of a participant in the Plan or the right of any other person to the Deferred Compensation Obligations cannot be assigned, transferred, sold, alienated, pledged, or encumbered except by written will or by the laws of descent and distribution.
     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the payment dates or events specified by the terms of the Plan, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. The Board of Directors of the Company, at its discretion, reserves the right to at any time amend or terminate the Plan, in whole or in part, except that no such amendment or termination shall have the effect of reducing a participant’s benefit accrued to the date of the amendment or termination.
     The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. The trustee under the Trust to be established in relation to this Plan will not have the authority to take action with respect to the Deferred Compensation Obligations and each participant in the Plan will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests of consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon default.
Item 5. Interests of Named Experts and Counsel.
     Brunilda Santos de Alvarez, Esq., Executive Vice President and Chief Legal Officer of the Company, is providing an opinion on the legality of the securities being registered hereby. Mrs. Santos de Alvarez currently is not eligible to participate in the Plan but she may become eligible in the future. As of the date of this Registration Statement, she owned, directly or indirectly 64,966, shares of Common Stock of the Company pursuant to the Company’s Savings and Investment Plan and otherwise. She also held stock options to acquire 92,747 shares of Common Stock pursuant to the Company’s stock option plan.
Item 6. Indemnification of Directors and Officers.
          (a) Article ELEVENTH of the Company’s Restated Certificate of Incorporation provides the following:

               (1) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
               (2) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
               (3) To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
               (4) Any indemnification under paragraph 1 or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.
               (5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article ELEVENTH.
               (6) The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
               (7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Company may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other state of the United States or foreign country as may be applicable.
          (b) Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.
          (c) Article 4.08 of the PR-GCA authorizes a Puerto Rico Corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.
          (d) The Company maintains a directors’ and officers’ liability insurance policy.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
For the list of exhibits, refer to the Exhibit Index to this Registration Statement which is incorporated by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 15th day of August, 2008.

POPULAR, INC.
By:	/s/ Jorge A. Junquera
Name: Jorge A. Junquera
Title: Senior Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrion, David H. Chafey, Jr., Jorge A. Junquera, Brunilda Santos de Alvarez and Richard Barrios, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 15th day of August, 2008.

Signature	Title	Date

/s/ Richard L. Carrión Richard L. Carrión	Chairman of the Board, President and Chief Executive Officer	August 15, 2008

Juan J. Bermúdez	Director	August 15, 2008

/s/ María Luisa Ferré María Luisa Ferré	Director	August 15, 2008

Michael Masin	Director	August 15, 2008

/s/ Manuel Morales, Jr. Manuel Morales, Jr.	Director	August 15, 2008

/s/ Francisco M. Rexach, Jr. Francisco M. Rexach, Jr.	Director	August 15, 2008

/s/ Frederic V. Salerno Frederic V. Salerno	Director	August 15, 2008

/s/ William J. Teuber, Jr. William J. Teuber, Jr.	Director	August 15, 2008

/s/ José R. Vizcarrondo José R. Vizcarrondo	Director	August 15, 2008

/s/ Jorge A. Junquera Jorge A. Junquera	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 15, 2008
/s/ Ileana González
Ileana González	Senior Vice President and Comptroller (Principal Accounting Officer)	August 15, 2008

EXHIBIT INDEX

Exhibit		Description

4.1	—	Articles of Incorporation of the Company, as currently in effect, incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

4.2	—	By-laws of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

4.3	—	Specimen of Certificate of the registrant’s Common Stock, par value $6 per share, incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 033-61601).

4.4	—	Stockholder Protection Rights Agreement, dated as of August 13, 1998, between Popular, Inc. and Banco Popular de Puerto Rico, as Rights Agent, including form of Rights Certificate attached as Exhibit B thereto, incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 13, 1998 and filed on August 21, 1998 (File No. 000-13818).

4.5*	—	Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan.

5.1*	—	Opinion of Brunilda Santos de Alvarez, Esq., regarding the validity of the securities being registered.

23.1*	—	Consent of Brunilda Santos de Alvarez, Esq. (included as part of Exhibit 5.1 above).

23.2*	—	Consent of PricewaterhouseCoopers LLP.

24.1*	—	Powers of Attorney (included on pages II-6 through II-7).

*	Filed herewith